Exhibit 5.1

GIBSON, DUNN & CRUTCHER LLP

LAWYERS

A REGISTERED LIMITED LIABILITY PARTNERSHIP

INCLUDING PROFESSIONAL CORPORATIONS

200 Park Avenue, New York, New York 10166-0193

(212) 351-4000

www.gibsondunn.com

September 25, 2008

Direct Dial	Client Matter No.
(212) 351-4000	67293-00080

Fax No.
(212) 351-4035

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Re:	Capital One Financial Corporation

Registration Statement on S-3 (Registration No. 333-133943)

Ladies and Gentlemen:

We have examined: (i) the Registration Statement on Form S-3 (Registration No. 333-133943) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 9, 2006 of Capital One Financial Corporation (the “Company”) for the registration of the Company’s debt securities, preferred stock, depositary shares, common stock, purchase contracts and units; (ii) the core prospectus dated May 9, 2006 forming a part thereof, together with the documents incorporated therein by reference (the “Core Prospectus”); (iii) the preliminary prospectus supplement dated September 23, 2008 (the “Preliminary Prospectus Supplement”), in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on September 24, 2008; and (iv) the final prospectus supplement dated September 24, 2008 (the “Final Prospectus Supplement” and, collectively with the Preliminary Prospectus Supplement, the “Prospectus Supplement”) in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on September 25, 2008 in connection with the offering by the Company of 14,000,000 shares (the “Underwritten Securities”) of the Company’s common stock, par value $0.01 per share.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that Shares, when issued against payment therefore, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Company’s Form 8-K, and we further consent to the use of our name under the caption “Validity of the common stock” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP